EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

        NAME                                      STATE OF INCORPORATION

        Wayne County National Bank                Ohio

        Chippewa Valley Bank                      Ohio

        MidOhio Data, Incorporated                Ohio

        Chippewa Valley Title Agency, Inc.        Ohio